Exhibit 99.1

ABM REPORTS THIRD QUARTER FISCAL 2024 RESULTS AND RAISES OUTLOOK FOR FISCAL YEAR 2024 ADJUSTED EPS

•
Revenue up 3.3% to $2.1 billion, including organic growth of 2.8%
•
Net income of $4.7 million and GAAP EPS of $0.07, each down 95%, largely reflecting the increased likelihood of a cash earn-out payment under the Ravenvolt acquisition agreement
•
Adjusted net income of $59.5 million and Adjusted EPS of $0.94, up 13% and 19%, respectively
•
Adjusted EBITDA of $128.1 million, up 2%
•
Raises outlook for fiscal year 2024 Adjusted EPS to $3.48 to $3.55, from $3.40 to $3.50 (1)

NEW YORK, NY - September 6, 2024 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced financial results for the third quarter of fiscal 2024.

“ABM’s strong third quarter performance is further validation that our strategy is working. Our investments in the energy resiliency markets, particularly in microgrids, which grew significantly, as well as those investments in technology, including tools that improve labor efficiency and our go-to-market approach, helped us deliver another quarter of solid organic growth on an enterprise level and resilient margins,” said Scott Salmirs, President & Chief Executive Officer. “This performance was supported by our focus on market segmentation, especially our purposeful weighting towards higher performing Class A properties, which enabled us to once again perform well in our Business & Industry segment, despite a still choppy commercial real estate environment.”

Mr. Salmirs continued, “We are pleased with the progress we have made delivering our core janitorial and engineering services through advanced use of data and analytics. We have begun to see the benefits of this technology in terms of improved efficiency and client outcomes, and look forward to more broadly implementing these newly developed tools. Beyond that, we were thrilled to acquire Quality Uptime Services during the quarter, a leader in uninterrupted power supply system and battery maintenance, serving the fast-growing data center market and other mission critical applications. Taken together, our strategy to enhance our core abilities and expand in complementary high growth markets is actively enhancing long-term shareholder value.”

Mr. Salmirs concluded, “In all, our third quarter results, which came in modestly above our expectations, coupled with our confidence in sustained performance for the remainder of the year, support our increased full year outlook.”

Third Quarter Fiscal 2024 Results

The Company reported revenue of $2.1 billion, up 3.3% over the prior year period, including 2.8% organic growth and the remainder from acquisitions. Revenue growth was led by Technical Solutions (“ATS”) and Aviation, which grew 25% and 13%, respectively, while Education was up 4%. ATS’ high growth was largely driven by the significant year-over-year increase in our microgrid service line, while Aviation’s growth was reflective of robust markets and recent wins. Business & Industry’s (“B&I”) revenue declined 1%, as ongoing softness in the broader commercial real estate market was largely offset by B&I’s diversification and market segmentation. Manufacturing & Distribution’s revenue also declined 1%, mainly reflecting the expected rebalancing of certain work by a large client.

1) When the company provides expectations for adjusted EPS on a forward-looking basis, a reconciliation of the differences between these non-GAAP expectations and the corresponding GAAP measure generally is not available without unreasonable effort. See “Outlook” and “Use of Non-GAAP Financial Information” below for additional information

Net income was $4.7 million, or $0.07 per diluted share, compared to $98.1 million, or $1.47 per diluted share, last year, respectively. The decline was primarily attributable to a $73.2 million year over year impact from adjustments to contingent consideration related to the Ravenvolt acquisition, and the absence of a $22.4 million Employee Retention Credit received in the prior year period. This quarter’s adjustment to contingent consideration was driven by Ravenvolt’s significantly improved 2024 performance and brighter outlook, and is reflective of the increased likelihood of a cash payout under the original earn-out provision of the Ravenvolt acquisition agreement. Net income was further impacted by unfavorable prior-year self-insurance adjustments, and higher corporate investments, as planned. These items were partially offset by higher segment operating earnings and lower Elevate costs. Diluted EPS was also positively impacted by a lower share count.

Adjusted net income was $59.5 million, or $0.94 per diluted share, compared to $52.8 million, or $0.79 per diluted share, in the prior year period, up 13% and 19%, respectively. These increases were driven by higher segment earnings, particularly in ATS and Aviation, including lower acquisition-related amortization costs, partially offset by higher corporate investments. Adjusted EPS was also positively impacted by a lower share count. Adjusted EBITDA increased 2% to $128.1 million and adjusted EBITDA margin was flat at 6.4%. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Net cash provided by operating activities was $79.5 million, and free cash flow was $64.1 million, versus $149.1 million and $138.3 in the prior year, respectively. These results were largely due to the timing of payments of accounts payable, and the absence of the Employee Retention Credit received in the third quarter of the prior year, partially offset by lower ELEVATE expenses. For the first nine months of fiscal 2024, net cash from operating activities was $196.3 million, and free cash flow was $151.8 million, up 89% and 119%, over the prior year period, respectively. A reconciliation of net cash provided by operating activities to free cash flow can be found in the “Reconciliation of Non-GAAP Financial Measures” table.

Liquidity & Capital Structure

The Company ended the third quarter with total indebtedness of $1,416.8 million, including $57.9 million in standby letters of credit, resulting in a total leverage ratio, as defined by the Company's credit facility of 2.5x. The Company had available liquidity of $513.9 million, inclusive of cash and cash equivalents, of $86.3 million.

Quarterly Cash Dividend

Subsequent to the end of the third quarter, the Company’s Board of Directors declared a cash dividend of $0.225 per common share which is payable on November 4, 2024, to shareholders of record on October 3, 2024. This will be the Company’s 234th consecutive quarterly cash dividend.

Outlook

Based on its expectations for a solid finish to the year following its strong third quarter results, ABM is raising its outlook for fiscal year 2024 (“FY24”) adjusted EPS. The Company now expects FY24 adjusted EPS to be in the range of $3.48 to $3.55, as compared to the prior range of $3.40 to $3.50.

The Company cannot provide a reconciliation of the differences between the non-GAAP expectations and corresponding GAAP measure for adjusted EPS in 2024 without unreasonable effort, as we believe a GAAP range would be too large and variable to be meaningful due to the uncertainty of the amount and timing of any gains or losses related to, but not limited to, items such as adjustments to contingent consideration, prior-year self-insurance adjustments, acquisition and integration related costs, legal costs and other settlements, as well as transformation initiative costs.

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Friday, September 6, 2024, at 8:30 AM (ET). The live conference call can be accessed via audio webcast at the “Investors” section of the Company's website, located at www.abm.com, or by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international) approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately three hours after the webcast through September 20, 2024, and can be accessed by dialing (844) 512-2921 and then entering ID #13747517. A replay link of the webcast will also be archived on the ABM website for 90 days.

About ABM

ABM (NYSE: ABM) is one of the world’s largest providers of integrated facility solutions. A driving force for a cleaner, healthier, and more sustainable world, ABM provides essential services and forward-looking solutions that improve the spaces and places that matter most. From curbside to rooftop, ABM provides comprehensive facility services that include janitorial, engineering, parking, electrical & lighting, energy solutions, HVAC & mechanical, landscape & turf, and mission critical solutions. ABM delivers these custom facility solutions to properties across a wide range of industries – from commercial office buildings to universities, airports, hospitals, data centers, manufacturing plants and distribution centers, entertainment venues and more. Founded in 1909, ABM today has annualized revenue exceeding $8 billion and more than 100,000 team members in 350+ offices throughout the United States, United Kingdom and other international locations. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: our success depends on our ability to gain profitable business despite competitive market pressures; our results of operations can be adversely affected by labor shortages, turnover, and labor cost increases; we may not be able to attract and retain qualified personnel and senior management we need to support our business; investments in and changes to our businesses, operating structure, or personnel relating to our ELEVATE strategy, including the implementation of strategic transformations, enhanced business processes, and technology initiatives may not have the desired effects on our financial condition and results of operations; our ability to preserve long-term client relationships is essential to our continued success; our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; our international business involves risks different from those we face in the United States that could have an effect on our results of operations and financial condition; decreases in commercial office space utilization due to hybrid work models could adversely affect our financial conditions; negative changes in general economic conditions, such as recessionary pressures, high interest rates, durable and non-durable goods pricing, changes in energy prices, or changes in consumer goods pricing, could reduce the demand for services and, as a result, reduce our revenue and earnings and adversely affect our financial condition; acquisitions, divestitures, and other strategic transactions could fail to achieve financial or strategic objectives, disrupt our ongoing business, and adversely impact our results of operations; we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; our ongoing implementation of new enterprise resource planning and related boundary systems could adversely impact our ability to operate our business and report our financial results; we manage our insurable risks through a combination of third-party purchased policies and self-insurance, and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates to our ultimate insurance loss reserves could result in material charges against our earnings; our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; we are subject to extensive legal and regulatory requirements, which could limit our profitability by increasing the costs of legal and regulatory compliance; a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relation to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union organizing drives; our business may be materially affected by changes to fiscal and tax policies; negative or unexpected tax consequences could adversely affect our results of operations; future increases in the level of our borrowings or in interest rates could affect our results of operations; impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and as a result may have a material adverse effect on the value of our common stock; our business may be negatively impacted by adverse weather conditions; catastrophic events, disasters, pandemics, and terrorist attacks could disrupt our services; and actions of activist investors could disrupt our business. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented net income and net income per diluted share as adjusted for items impacting comparability for the third quarter and nine months of fiscal years 2024 and 2023. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization, and excluding items impacting comparability (adjusted EBITDA) for the third quarter and nine months of fiscal years 2024 and 2023. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. Adjusted EBITDA margin is defined as adjusted EBITDA divided by revenue excluding management reimbursement. We cannot provide a reconciliation of forward-looking non-GAAP adjusted EBITDA margin measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. The Company has also presented Free Cash Flow which is defined as net cash provided by (used in) operating activities less additions to property, plant and equipment. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

We round amounts to millions but calculate all percentages and per-share data from the underlying whole-dollar amounts. As a result, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise noted, all references to years are to our fiscal year, which ends on October 31.

Contact:
Investor Relations:	Paul Goldberg
(212) 297-9721
ir@abm.com

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended July 31,
(in millions, except per share amounts)	2024	2023	Increase / (Decrease)
Revenues	$ 2,094.2	$ 2,028.2	3.3%
Operating expenses	1,831.0	1,765.8	3.7%
Selling, general and administrative expenses	211.8	104.3	NM*
Amortization of intangible assets	14.0	19.2	(27.3)%
Operating profit	37.4	138.9	(73.1)%
Income from unconsolidated affiliates	1.8	1.2	44.4%
Interest expense	(21.2)	(20.9)	(1.5)%
Income before income taxes	18.0	119.3	(84.9)%
Income tax provision	(13.3)	(21.2)	37.0%
Net income	$ 4.7	$ 98.1	(95.2)%
Net income per common share
Basic	$ 0.07	$ 1.48	(95.3)%
Diluted	$ 0.07	$ 1.47	(95.2)%
Weighted-average common and common equivalent shares outstanding
Basic	63.1	66.3
Diluted	63.5	66.6
Dividends declared per common share	$ 0.225	$ 0.220

*Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Nine Months Ended July 31,
(in millions, except per share amounts)	2024	2023	Increase / (Decrease)
Revenues	$ 6,182.0	$ 6,003.5	3.0%
Operating expenses	5,420.8	5,230.7	3.6%
Selling, general and administrative expenses	526.3	411.5	27.9%
Amortization of intangible assets	42.2	58.2	(27.5)%
Operating profit	192.8	303.1	(36.4)%
Income from unconsolidated affiliates	4.7	3.0	60.2%
Interest expense	(63.1)	(61.8)	(2.2)%
Income before income taxes	134.4	244.2	(45.0)%
Income tax provision	(41.3)	(55.7)	25.9%
Net income	$ 93.1	$ 188.5	(50.6)%
Net income per common share
Basic	$ 1.47	$ 2.84	(48.2)%
Diluted	$ 1.46	$ 2.83	(48.4)%
Weighted-average common and common equivalent shares outstanding
Basic	63.3	66.3
Diluted	63.6	66.7
Dividends declared per common share	$ 0.675	$ 0.660

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended July 31,
(in millions)	2024	2023
Net cash provided by operating activities(a)	$ 79.5	$ 149.1
Additions to property, plant and equipment	(15.4)	(10.9)
Purchase of businesses, net of cash acquired	(114.3)	—
Other	0.3	(12.0)
Net cash used in investing activities	$ (129.4)	$ (22.8)
Proceeds from issuance of share-based compensation awards, net	0.8	0.7
Repurchases of common stock, including excise taxes	—	(27.1)
Dividends paid	(14.1)	(14.5)
Borrowings from debt	356.0	218.5
Repayment of borrowings from debt	(290.1)	(278.6)
Changes in book cash overdrafts	23.5	0.5
Repayment of finance lease obligations	(1.1)	(0.7)
Net cash provided by (used in) financing activities	$ 75.0	$ (101.2)
Effect of exchange rate changes on cash and cash equivalents	0.6	1.3

(a) The three months ended July 31, 2023, includes $22.4 million Employee Retention Credit (ERC) refunds received from the Internal Revenue Service.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Nine Months Ended July 31,
(in millions)	2024	2023
Net cash provided by operating activities(a)	$ 196.3	$ 104.1
Additions to property, plant and equipment	(44.6)	(34.6)
Purchase of businesses, net of cash acquired	(114.3)	—
Other	0.9	(10.3)
Net cash used in investing activities	$ (157.9)	$ (45.0)
Taxes withheld from issuance of share-based compensation awards, net	(7.9)	(11.3)
Repurchases of common stock, including excise taxes	(23.8)	(27.1)
Dividends paid	(42.4)	(43.5)
Borrowings from debt	912.0	794.0
Repayment of borrowings from debt	(887.4)	(738.4)
Changes in book cash overdrafts	29.5	(10.5)
Financing of energy savings performance contracts	—	0.5
Repayment of finance lease obligations	(3.1)	(2.2)
Net cash used in financing activities	$ (23.0)	$ (38.4)
Effect of exchange rate changes on cash and cash equivalents	1.4	3.9

(a) The nine months ended July 31, 2023, includes a $66 million payment for deferred payroll taxes under the Coronavirus Aid Relief and Economic Security Act (“CARES Act”) and $22.4 million Employee Retention Credit (ERC) refunds received from the Internal Revenue Service.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

(in millions)	July 31, 2024	October 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$ 86.3	$ 69.5
Trade accounts receivable	1,322.7	1,365.0
Costs incurred in excess of amounts billed	152.3	139.2
Prepaid expenses	86.4	78.5
Other current assets	75.7	58.6
Total current assets	1,723.4	1,710.7
Other investments	29.0	28.8
Property, plant and equipment	148.5	131.5
Right-of-use assets	106.2	113.4
Other intangible assets, net of accumulated amortization	296.1	302.9
Goodwill	2,574.2	2,491.3
Other noncurrent assets	163.0	155.0
Total assets	$ 5,040.4	$ 4,933.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt, net	$ 31.6	$ 31.5
Trade accounts payable	278.7	299.1
Accrued compensation	239.1	249.7
Accrued taxes—other than income	67.0	58.9
Deferred Revenue	79.4	90.1
Insurance claims	191.2	177.0
Income taxes payable	16.9	17.9
Current portion of lease liabilities	26.9	32.5
Other accrued liabilities	315.4	261.2
Total current liabilities	1,246.1	1,217.9
Long-term debt, net	1,305.1	1,279.8
Long-term lease liabilities	95.8	98.8
Deferred income tax liability, net	66.1	85.0
Noncurrent insurance claims	420.4	387.5
Other noncurrent liabilities	67.9	61.1
Noncurrent income taxes payable	3.9	3.7
Total liabilities	3,205.3	3,133.8
Total stockholders’ equity	1,835.0	1,799.9
Total liabilities and stockholders’ equity	$ 5,040.4	$ 4,933.7

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Three Months Ended July 31,		Increase/ (Decrease)
(in millions)	2024	2023
Revenues
Business & Industry	$ 1,010.6	$ 1,021.4	(1.1)%
Manufacturing & Distribution	377.1	381.9	(1.2)%
Education	228.3	219.1	4.2%
Aviation	268.4	238.0	12.8%
Technical Solutions	209.7	167.9	24.9%
Total Revenues	$ 2,094.2	$ 2,028.2	3.3%
Operating profit
Business & Industry	$ 77.8	$ 78.9	(1.3)%
Manufacturing & Distribution	40.9	38.1	7.5%
Education	18.0	15.9	13.3%
Aviation	17.8	11.7	51.6%
Technical Solutions	17.9	11.4	56.1%
Corporate(1)	(130.6)	(15.9)	NM*
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(1.8)	(1.2)	(44.4)%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(2.6)	—	NM*
Total operating profit	37.4	138.9	(73.1)%
Income from unconsolidated affiliates	1.8	1.2	44.4%
Interest expense	(21.2)	(20.9)	(1.5)%
Income before income taxes	18.0	119.3	(84.9)%
Income tax provision	(13.3)	(21.2)	37.0%
Net income	$ 4.7	$ 98.1	(95.2)%

*Not meaningful (due to variance greater than or equal to +/-100%)

(1) The three months ended July 31, 2024, includes a $36.0 million fair value adjustment to increase the contingent consideration related to the RavenVolt Acquisition. The three months ended July 31, 2023, includes a $37.2 million fair value adjustment to decrease the contingent consideration and $22.4 million Employee Retention Credit (ERC) refunds received from the Internal Revenue Service.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Nine Months Ended July 31,		Increase/ (Decrease)
(in millions)	2024	2023
Revenues
Business & Industry	$ 3,033.4	$ 3,056.4	(0.8)%
Manufacturing & Distribution	1,166.6	1,135.5	2.7%
Education	674.0	650.7	3.6%
Aviation	756.1	677.5	11.6%
Technical Solutions	551.9	483.4	14.2%
Total Revenues	$ 6,182.0	$ 6,003.5	3.0%
Operating profit
Business & Industry	$ 235.0	$ 231.1	1.7%
Manufacturing & Distribution	125.9	119.7	5.1%
Education	42.3	39.5	7.1%
Aviation	40.6	43.6	(7.1)%
Technical Solutions	41.4	28.8	43.6%
Corporate(1)	(285.0)	(156.7)	(81.9)%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(4.7)	(3.0)	(60.2)%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(2.6)	(0.1)	NM*
Total operating profit	192.8	303.1	(36.4)%
Income from unconsolidated affiliates	4.7	3.0	60.2%
Interest expense	(63.1)	(61.8)	(2.2)%
Income before income taxes	134.4	244.2	(45.0)%
Income tax provision	(41.3)	(55.7)	25.9%
Net income	$ 93.1	$ 188.5	(50.6)%

*Not meaningful (due to variance greater than or equal to +/-100%)

(1) The nine months ended July 31, 2024, includes a $36.0 million fair value adjustment to increase the contingent consideration related to the RavenVolt Acquisition. The nine months ended July 31, 2023, includes a $45.6 million fair value adjustment to decrease the contingent consideration and $22.4 million Employee Retention Credit (ERC) refunds received from the Internal Revenue Service.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(in millions, except per share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2024	2023	2024	2023
Reconciliation of Net Income to Adjusted Net Income
Net income	$ 4.7	$ 98.1	$ 93.1	$ 188.5
Items impacting comparability(a)
Prior year self-insurance adjustment(b)	8.3	(5.3)	17.9	(1.8)
Legal costs and other settlements	0.2	—	0.2	—
Acquisition and integration related costs(c)	3.9	3.9	7.6	11.1
Transformation initiative costs(d)	11.1	15.3	27.8	45.9
Change in fair value of contingent consideration(e)	36.0	(37.2)	36.0	(45.6)
Employee Retention Credit(f)	—	(22.4)	—	(22.4)
Other(g)	2.7	$ 0.5	3.5	0.4
Total items impacting comparability	62.2	(45.1)	93.0	(12.3)
Income tax benefit (h)(i)	(7.4)	(0.2)	(16.3)	(10.6)
Items impacting comparability, net of taxes	54.8	(45.4)	76.6	(22.9)
Adjusted net income	$ 59.5	$ 52.8	$ 169.7	$ 165.6

	Three Months Ended July 31,		Nine Months Ended July 31,
	2024	2023	2024	2023
Reconciliation of Net Income to Adjusted EBITDA
Net Income	$ 4.7	$ 98.1	$ 93.1	$ 188.5
Items impacting comparability	62.2	(45.1)	93.0	(12.3)
Income taxes provision	13.3	21.2	41.3	55.7
Interest expense	21.2	20.9	63.1	61.8
Depreciation and amortization	26.7	30.2	79.5	91.3
Adjusted EBITDA	$ 128.1	$ 125.3	$ 370.0	$ 384.9

Net Income margin as a % of revenues	0.2%	4.8%	1.5%	3.1%

	Three Months Ended July 31,		Nine Months Ended July 31,
	2024	2023	2024	2023
Revenues Excluding Management Reimbursement
Revenue	$ 2,094.2	$ 2,028.2	$ 6,182.0	$ 6,003.5
Management Reimbursement	(79.6)	(77.9)	(236.6)	(223.8)
Revenues excluding management reimbursement	$ 2,014.6	$ 1,950.3	$ 5,945.4	$ 5,779.7

Adjusted EBITDA margin as a % of revenues excluding management reimbursement	6.4%	6.4%	6.2%	6.7%

	Three Months Ended July 31,		Nine Months Ended July 31,
	2024	2023	2024	2023
Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share
Net income per diluted share	$ 0.07	$ 1.47	$ 1.46	$ 2.83
Items impacting comparability, net of taxes	0.86	(0.68)	1.20	(0.34)
Adjusted net income per diluted share	$ 0.94	$ 0.79	$ 2.67	$ 2.48
Diluted shares	63.5	66.6	63.6	66.7

	Three Months Ended July 31,		Nine Months Ended July 31,
	2024	2023	2024	2023
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
Net cash provided by operating activities(j)	$ 79.5	$ 149.1	$ 196.3	$ 104.1
Additions to property, plant and equipment	(15.4)	(10.9)	(44.6)	(34.6)
Free cash flow	$ 64.1	$ 138.3	$ 151.8	$ 69.5

(a) The Company adjusts income to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) Represents the net adjustments to our self-insurance reserve for general liability, workers’ compensation, automobile and health insurance claims related to prior period accident years. Management believes these prior period reserve changes do not illustrate the performance of the Company’s normal ongoing operations given the current year's insurance expense is estimated by management in conjunction with the Company's outside actuary to take into consideration past history and current costs and regulatory trends. Once the Company develops its best estimate of insurance expense premiums for the year, the Company fully allocates such costs out to the business leaders to hold them accountable for the current year costs within operations. However, since these prior period reserve changes relate to claims that could date back many years, current management has limited ability to influence the ultimate development of the prior year changes. Accordingly, including the prior period reserve changes in the Company's current operational results would not depict how the business is run as the Company holds its management accountable for the current year’s operational performance. The Company believes the exclusion of the self-insurance adjustment from net income is useful to investors by enabling them to better assess our operating performance in the context of current year profitability. For the three and nine months ended July 31, 2024 our self-insurance general liability, workers’ compensation, and automobile insurance claims related to prior period accident years increased by $8.3 million and $17.9 million, respectively. For the three and nine months ended July 31, 2023, our self-insured general liability, workers’ compensation, and automobile insurance claims and health insurance claims related to prior period decreased by $5.3 million and $1.8 million, respectively.

(c)Represents acquisition and integration related costs primarily associated with Able acquisition.

(d) Represents discrete transformational costs that primarily consist of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(e) Represents an adjustment to the estimate of the fair value of the contingent consideration associated with the RavenVolt acquisition.

(f) Represents Employee Retention Credit (ERC) refunds received from the IRS.

(g) Primarily represents severance costs related to the permanent elimination of the role of Executive Vice President, Chief Strategy & Transformation Officer.

(h) The Company's tax impact is calculated using the federal and state statutory rate of 28.11% for FY2024 and FY 2023. For purposes of calculating the tax impact, the change in the fair value of the contingent consideration related to RavenVolt acquisition is deemed to be an non-taxable item. We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.

(i) The nine months ended July 31, 2024 include a $0.3 million benefit for uncertain tax positions with expiring statues. The three and nine months ended July 31, 2023 include a $5.1 million charge related to ERC refunds received from IRS.

(j) The three months ended July 31, 2023, includes $22.4 million Employee Retention Credit (ERC) refunds received from the Internal Revenue Service. The nine months ended July 31, 2023, includes a $66 million payment for deferred payroll taxes under the Coronavirus Aid Relief and Economic Security Act (“CARES Act”) and $22.4 million Employee Retention Credit (ERC) refunds received from the Internal Revenue Service.